Exhibit 99.1

COMMONWEALTH EDISON COMPANY

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2007	2006	2007	2006
Operating revenues
Operating revenues	$1,757	$1,837	$4,664	$4,712
Operating revenues from affiliates	1	3	4	8

Total operating revenues	1,758	1,840	4,668	4,720

Operating expenses
Purchased power	672	87	1,768	260
Purchased power from affiliate	428	907	1,138	2,363
Operating and maintenance	222	155	637	484
Operating and maintenance from affiliates	46	55	141	160
Impairment of goodwill	—	776	—	776
Depreciation and amortization	110	115	327	320
Taxes other than income	87	83	243	234

Total operating expenses	1,565	2,178	4,254	4,597

Operating income (loss)	193	(338)	414	123

Other income and deductions
Interest expense	(78)	(60)	(218)	(174)
Interest expense to affiliates, net	(12)	(18)	(41)	(56)
Equity in losses of unconsolidated affiliates	(2)	(2)	(6)	(8)
Other, net	4	89	10	90

Total other income and deductions	(88)	9	(255)	(148)

Income (loss) before income taxes	105	(329)	159	(25)
Income taxes	40	177	61	300

Net income (loss)	65	(506)	98	(325)

Other comprehensive income (loss), net of income taxes
Change in unrealized gain (loss) on cash-flow hedges	—	(2)	4	(2)
Unrealized gain on marketable securities	—	1	1	1

Other comprehensive income (loss)	—	(1)	5	(1)

Comprehensive income (loss)	$65	$(507)	$103	$(326)

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2007	2006
Cash flows from operating activities
Net income (loss)	$98	$(325)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, amortization and accretion	328	320
Deferred income taxes and amortization of investment tax credits	62	20
Impairment of goodwill	—	776
Net realized and unrealized mark-to-market transactions	(2)	5
Other non-cash operating activities	154	(18)
Changes in assets and liabilities:
Accounts receivable	(148)	(34)
Inventories	7	(16)
Accounts payable, accrued expenses and other current liabilities	76	7
Receivables from and payables to affiliates, net	(134)	(39)
Income taxes	51	75
Change in restricted cash	(19)	—
Pension and non-pension postretirement benefit contributions	(3)	(2)
Other assets and liabilities	(42)	(4)

Net cash flows provided by operating activities	428	765

Cash flows from investing activities
Capital expenditures	(806)	(704)
Other investing activities	20	10

Net cash flows used in investing activities	(786)	(694)

Cash flows from financing activities
Changes in short-term debt	125	(306)
Issuance of long-term debt	706	617
Retirement of long-term debt	(147)	(2)
Retirement of long-term debt to ComEd Transitional Funding Trust	(268)	(261)
Changes in Exelon intercompany money pool borrowings	—	(140)
Contributions from parent	—	23
Other financing activities	—	(2)

Net cash flows provided by (used in) financing activities	416	(71)

Increase in cash and cash equivalents	58	—
Cash and cash equivalents at beginning of period	35	38

Cash and cash equivalents at end of period	$93	$38

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	September 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$93	$35
Restricted cash	19	—
Accounts receivable, net
Customer	832	740
Other	149	62
Inventories, net	74	83
Deferred income taxes	—	29
Receivables from affiliates	—	18
Regulatory assets	63	—
Mark-to-market derivative asset with affiliate	9	—
Other	35	40

Total current assets	1,274	1,007

Property, plant and equipment, net	10,973	10,457
Deferred debits and other assets
Regulatory assets	515	532
Investments	46	44
Investments in affiliates	9	20
Goodwill	2,641	2,694
Receivables from affiliates	1,973	1,774
Mark-to-market derivative asset with affiliate	121	—
Prepaid pension asset	886	914
Other	468	332

Total deferred debits and other assets	6,659	6,310

Total assets	$18,906	$17,774

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	September 30, 2007	December 31, 2006
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$185	$60
Long-term debt due within one year	417	147
Long-term debt to ComEd Transitional Funding Trust due within one year	269	308
Accounts payable	319	203
Accrued expenses	249	467
Payables to affiliates	115	219
Customer deposits	117	114
Regulatory liabilities	12	—
Deferred income taxes	9	—
Other	61	82

Total current liabilities	1,753	1,600

Long-term debt	3,728	3,432
Long-term debt to ComEd Transitional Funding Trust	86	340
Long-term debt to other financing trusts	361	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,040	2,310
Asset retirement obligations	162	156
Non-pension postretirement benefit obligations	220	176
Regulatory liabilities	3,161	2,824
Other	967	277

Total deferred credits and other liabilities	6,550	5,743

Total liabilities	12,478	11,476

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,934	4,906
Retained deficit	(96)	(193)
Accumulated other comprehensive income (loss), net	2	(3)

Total shareholders’ equity	6,428	6,298

Total liabilities and shareholders’ equity	$18,906	$17,774

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(In millions)	Common Stock	Other Paid-In Capital	Retained Deficit Unappropriated	Retained Earnings Appropriated	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2006	$1,588	$4,906	$(1,632)	$1,439	$(3)	$6,298
Net income	—	—	98	—	—	98
Allocation of tax benefit from parent	—	28	—	—	—	28
Appropriation of retained earnings for future dividends	—	—	(97)	97	—	—
Adoption of FIN 48	—	—	(1)	—	—	(1)
Other comprehensive income, net of income taxes of $3	—	—	—	—	5	5

Balance, September 30, 2007	$1,588	$4,934	$(1,632)	$1,536	$2	$6,428

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions unless otherwise noted)

1.	Basis of Presentation

Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.

ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns more than 99% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. All intercompany transactions have been eliminated.

The accompanying consolidated financial statements as of September 30, 2007 and for the three and nine months ended September 30, 2007 and 2006 are unaudited but, in the opinion of the management of ComEd include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2006 Consolidated Balance Sheet was taken from audited financial statements. These Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of its 2006 Annual Report on Form 10-K.

2.	New Accounting Pronouncements

FIN 48

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” FIN 48 applies to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. FIN 48 prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded.

Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold for purposes of applying FIN 48. Therefore, uncertainty related to timing should be assessed as part of measurement. FIN 48 also requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48, including timing differences, and the amount previously taken or expected to be taken in a tax return.

FIN 48 was effective for ComEd as of January 1, 2007. The change in net assets as a result of applying this pronouncement was considered a change in accounting principle with the cumulative effect of the change required to be treated primarily as an adjustment to the opening balance of retained deficit. Adjustments to goodwill or regulatory accounts associated with the implementation of FIN 48 were based on other applicable accounting standards. See Note 8— Income Taxes for additional information regarding the adoption of FIN 48.

FIN 48 prescribes that a company shall recognize the benefit of a tax position when it is effectively settled. The FASB issued FASB Staff Position (FSP) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48”, in May 2007 to provide guidance on how companies should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. ComEd contemplated the provisions of FSP FIN 48-1 upon the initial adoption of FIN 48.

SFAS No. 157

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 will be effective for ComEd as of January 1, 2008, and ComEd is currently assessing the impact that SFAS No. 157 may have on the financial statements.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 gives companies the option of applying at specified election dates fair value accounting to certain financial instruments and other items that are not currently required to be measured at fair value. If a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in earnings at each subsequent reporting date. SFAS No. 159 also prescribes presentation and disclosure requirements for assets and liabilities that are measured at fair value pursuant to this standard and pursuant to the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 159 will be effective for ComEd as of January 1, 2008, and ComEd is currently assessing the impact SFAS No. 159 may have on the financial statements.

FSP FIN 39-1

In April 2007, the FASB issued FSP FIN 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1). This pronouncement amends FIN 39, “Offsetting of Amounts Related to Certain Contracts,” to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. FSP FIN 39-1 will be effective for ComEd as of January 1, 2008. The effects of applying this pronouncement shall be recognized as a change in accounting principle through retrospective application for all financial statements presented unless it is impracticable to do so. ComEd is currently assessing whether to elect the accounting policies prescribed by FSP FIN 39-1 which, if elected, would not impact net income.

3.	Regulatory Issues

Illinois Settlement Agreement. The legislatively mandated transition and rate freeze period in Illinois ended at the close of 2006. Associated with the end of this rate freeze, ComEd engaged in various regulatory proceedings to establish rates for the post-2006 period, which are more fully described below. In view of the rate increases following the expiration of the rate freeze, the Illinois legislature considered proposed legislation to roll back and freeze ComEd’s rates for an additional period or to control the rate at which the rate increases were phased in or to impose a tax on the ownership or operation of electric generating facilities.

The increases in ComEd’s 2007 rates reflect the pass-through of ComEd’s costs of procuring electricity for customers, significant capital investment that ComEd has made in distribution assets, and changes in ComEd’s operating costs. ComEd estimated that its average residential customer experienced an annual increase of approximately 24% in its electric bills in 2007 prior to reflecting the credits discussed below; however, some customer increases were larger. Customers of some other Illinois utilities have experienced much more significant increases in their bills.

In 2007, various bills were proposed in the Illinois House of Representatives and Senate in an attempt to address the higher electric bills experienced in the State of Illinois since the expiration of the rate freeze at the end of 2006. The significant components of the proposed legislation would have required the following:

•

A rollback of electricity rates to rates in effect in 2006, effective for at least one year. Furthermore, ComEd would have been required to provide refunds, with interest, of charges collected from residential customers in excess of those rolled-back rates since January 1, 2007.

•	A limit to rate increases for all bundled service customers for at least one year, and until 2010 in other versions of the legislation.

•	A tax of $70,000 for each megawatt of nameplate capacity on certain electric generating facilities located in Illinois including those owned by Exelon Generation Company, LLC (Generation).

•

Establishment of a generation tax and a fund from the proceeds of the generation tax to be used to pay to ComEd and other Illinois utilities for rate refunds to customers and also to pay to ComEd and other Illinois utilities for differences between 2007 and 2006 rates prior to July 1, 2008.

•

ComEd to supply all residential and small commercial and industrial customers who have central air conditioning with direct load control devices. ComEd would not be allowed to recover the cost of these devices through rates, but only from the generation tax fund.

•

Beginning in 2009, no electric utility, including ComEd, could have been owned by a company, such as Exelon, which also participates, as Exelon does through Generation, in power generation or marketing.

•	Require electric utilities, including ComEd, to remove themselves from participation in regional transmission organizations, including PJM Interconnection, LLC (PJM).

In July 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Generation, and other utilities and generators in Illinois reached an agreement (Settlement) with various representatives from the State of Illinois concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. Legislation reflecting the Settlement (Settlement Legislation) was passed by the Illinois legislature on July 26, 2007 and was signed into law on August 28, 2007 by the Governor of Illinois. The Settlement and the Settlement Legislation provides for the following, among other things:

•

Illinois electric utilities, their affiliates, and generators of electricity in Illinois will make voluntary contributions of approximately $1 billion over a period of four years to programs that will provide rate relief to Illinois electricity customers and funding for the Illinois Power Agency (Agency) to be created by the Settlement Legislation. Exelon has committed to contributing approximately $800 million to rate relief programs over four years and partial funding for the Agency, which is discussed further below. ComEd will contribute approximately $53 million to rate relief programs over three years, in addition to approximately $11 million of rate relief credits provided by ComEd prior to June 14, 2007 under rate relief programs previously announced. Over the next three years, ComEd will continue its $64 million rate relief package announced April 23, 2007. Generation will contribute an aggregate of $747 million, of which $435 million will be available to pay ComEd for rate relief programs for ComEd customers.

Inclusive of ComEd’s funding of its Customers’ Affordable Reliable Energy (CARE) initiative, ComEd anticipates that its contributions to customer rate relief programs will be approximately $44 million in 2007 and approximately $10 million per year during 2008 and 2009. Actual contributions may differ from anticipated amounts in each of the years based on customer participation in the programs. Any contributions not used by customers in 2007 will still be available under rate relief programs in 2008 and 2009. ComEd’s CARE initiative helps mitigate the impacts of electricity rate increases in 2007 on certain customers after the expiration of the rate freeze in Illinois and includes the residential rate stabilization program discussed below and a variety of energy efficiency, low-income and senior citizen programs to help mitigate the impacts of the rate increase on customers’ bills.

ComEd concluded that neither the Settlement nor enactment of the Settlement Legislation constituted an obligating event that would require immediate recognition in the financial statements of the entire amount of contributions to be made to rate relief programs. Rather, as party to the Settlement, ComEd made commitments to make the contributions. See Note 9 — Commitments and Contingencies for the expected rate relief contributions by ComEd by year. ComEd will reflect its $64 million cost of the Settlement either as a reduction in revenue as credits are issued to customers or as operating and maintenance expense as ComEd funds other rate relief programs in connection with its CARE initiative. Contributions received from Generation for rate relief pursuant to the Settlement will be applied to customer bills by ComEd and, therefore, have no net impact on ComEd’s financial statements.

During the nine months ended September 30, 2007, ComEd recognized net costs from the 2007 portion of the Settlement in its Statements of Operations as follows:

Credits to ComEd customers	$24	(a)
Other rate relief programs	8	(b)

Total Settlement incurred costs	$32

(a)	Recorded as a reduction in operating revenues.

(b)	Recorded as a charge to operating and maintenance expense.

•

In the event that the Illinois General Assembly enacts legislation prior to August 1, 2011 that freezes or reduces electric rates or imposes a generation tax on any party to the Settlement, the Settlement provides for the contributors to the rate relief funds to terminate their funding commitments and recover any undisbursed funds set aside for rate relief.

•

The existing contracts resulting from the procurement auction in 2006 will be honored. As those contracts expire, procurement will be made pursuant to a competitive process to establish market-based contracts.

•

To fulfill a requirement of the Settlement Legislation, ComEd and Generation entered into a five-year financial swap contract, the effect of which will be to cause ComEd to pay fixed prices and cause Generation to pay a market price for a portion of ComEd’s electricity supply requirement. The financial terms cover energy costs only and do not cover capacity or ancillary services. The contract became effective upon enactment of the Settlement Legislation.

•

The contract is designed to dovetail with ComEd’s remaining auction contracts for energy, increasing in volume as those contracts expire. The contract volumes are 1,000 MW for the period from June 2008 through May 2009, 2,000 MW for the period from June 2009 through May 2010, and 3,000 MW in each of the periods June 2010 through May 2011, June 2011 through May 2012, and June 2012 through May 2013.

The financial swap contract between Generation and ComEd is a derivative financial instrument. The arrangement in the swap contract was deemed prudent by the Settlement Legislation, thereby ensuring that ComEd will be entitled to receive full cost recovery in rates. See Note 6 – Derivatives for additional information.

•

The Agency will be created and authorized to design electricity supply portfolio plans for electric utilities and administer a competitive procurement process for utilities to procure the electricity supply resources identified in the supply portfolio plans, all with the oversight of the ICC. The Agency, under certain conditions, will also be authorized to construct generation and co-generation facilities that use indigenous coal or renewable resources, or both, and to supply electricity at cost to municipal electric systems and rural electric cooperatives. The Agency’s operations will be funded from fees and bond proceeds and the interest on $25 million of the $1 billion customer rate relief package to be contributed to the Illinois Power Agency Trust Fund.

•

The ability of utilities to engage in divestiture and other restructuring transactions, after only having to make an informational filing at the Illinois Commerce Commission (ICC), is extended until all classes of tariffed service are declared competitive.

•

The Settlement Legislation declared that the 400 kilowatt (kW) and above customer classes of ComEd are competitive and established an expedited procedure for finding customer classes with demands of 100 kW or greater but less than 400 kW are competitive. On October 11, 2007, the ICC approved a filing request made by ComEd on September 18, 2007 that declared customer classes with demands of 100 kW or greater but less than 400 kW as competitive, which will become effective on November 11, 2007. Consequently, after the expiration of a transitional period, ComEd will have a provider of last resort (POLR) obligation only for those customers with demand of less than 100 kW.

•

Until at least June 30, 2022, the State of Illinois will not prohibit an electric utility from maintaining its membership in a Federal Energy Regulatory Commission (FERC) approved regional transmission organization chosen by the utility.

•	ComEd is required to provide tariffed service to condominium associations at rates that do not exceed rates offered to residential customers.

•	Utilities are prohibited from terminating electric service to a residential electric space heat customer due to nonpayment between December 1 of any year and March 1 of the following year.

•

Electric utilities are required to use cost-effective energy efficiency resources to meet incremental annual program energy savings goals of 0.2% of energy delivered in the year commencing June 1, 2008, increasing annually to 2.0% of energy delivered in the year commencing June 1, 2015 and each year thereafter. Additionally, commencing June 1, 2008 and continuing for a period of ten years, electric utilities must implement cost effective demand response measures to reduce peak demand by 0.1% over the prior year for eligible retail customers. The energy efficiency and demand response goals are subject to rate impact caps each year. Utilities are allowed recovery of costs for energy efficiency and demand response programs, subject to approval by the ICC. Failure to comply with the energy efficiency and demand response requirements in the Settlement Legislation would result in ComEd being subject to penalties and other charges. ComEd anticipates completing various filings with the ICC related to these programs during the fourth quarter of 2007.

•

The procurement plans developed by the Agency and implemented by electric utilities must include cost-effective renewable energy resources in amounts that equal or exceed 2% of the total electricity that each electric utility supplies to its eligible retail customers by June 1, 2008, increasing to 10% by June 1, 2015, with a goal of 25% by June 1, 2025. All goals are subject to rate impact criteria set forth in the Settlement Legislation. Utilities will be allowed to pass through any costs from the procurement of these renewable resources.

Pursuant to the Settlement, ComEd, Generation, the Attorney General of the State of Illinois (Illinois Attorney General), and other Illinois utilities entered into a release and settlement agreement releasing and dismissing with prejudice all litigation, claims and regulatory proceedings and appeals relating to or arising out of the procurement of power, including ICC and FERC proceedings relating to the procurement of power. The release and settlement agreement became effective upon enactment of the Settlement Legislation.

In connection with the Settlement, Generation, ComEd and the Illinois Attorney General entered into a Rate Relief Funding Agreement dated July 24, 2007, pursuant to which ComEd contractually committed to the rate relief contemplated by the Settlement and Generation contractually committed to pay ComEd for up to $435 million of costs incurred by ComEd in connection with the rate relief contemplated by the Settlement. These funding commitments became effective upon enactment of the Settlement Legislation and will terminate if the Illinois General Assembly enacts legislation prior to August 1, 2011 that freezes or reduces electric rates or imposes a generation tax on any party to the Settlement.

ComEd believes that the Settlement Legislation will promote competition in Illinois retail markets and allow utilities to recover their prudent supply costs while relieving the pressure for rate freeze, generation tax, or other similar legislation. Given the rate stabilization provided by the Settlement Legislation and the fact that ComEd’s POLR obligation, after a transition period, will consist of only those customers with demand of less than 100 kW, and considering the assurances legislative leaders gave to ComEd in discussions leading to the Settlement, ComEd is reasonably confident that the Illinois General Assembly will not consider rate freeze, generation tax, or other similar legislation again within the next several years. However, ComEd cannot predict whether the Illinois General Assembly might consider such measures at some future date under different circumstances.

Illinois Procurement Case and Related Proceedings. ComEd’s power purchase agreement (PPA) with Generation expired at the end of 2006. On February 25, 2005, ComEd made a filing with the ICC to seek regulatory approval of tariffs that would authorize ComEd to bill its customers for electricity costs incurred under a reverse-auction competitive bidding process (the Procurement Case). On January 24, 2006, the ICC, by a unanimous vote, approved a reverse-auction competitive bidding process for procurement of electricity by ComEd after the end of the transition period. The first procurement auction for ComEd’s entire load to be delivered beginning in January 2007 took place in September 2006. The energy price that resulted from the first auction is fixed until June 2008. On December 6, 2006, the ICC staff released its report on the auction, which generally spoke favorably of the process and the outcome. The report recommended the continued use of the reverse-auction for future electric power procurement. However, the Settlement Legislation has established a new competitive process that must be used in the future for the procurement of electricity by Illinois utilities. Various parties, including the Illinois Attorney General, ComEd and consumer representatives, appealed the ICC approval and the Illinois Appellate Court consolidated those appeals. As a result of the Settlement, the Illinois Attorney General and other parties to the Settlement moved that the court dismiss the appeals. In October 2007, the appeals were dismissed.

On December 16, 2005, FERC issued an order holding that the proposed competitive bidding process satisfied FERC’s criteria for a competitive process and that Generation would be eligible for market-based rate sales to ComEd under the terms of the auction. On May 1, 2006, FERC denied the Illinois Attorney General’s request for rehearing of that order, and the Illinois Attorney General filed a petition for review of the ICC’s decision in the United States Court of Appeals for the District of Columbia Circuit. In connection with the Settlement, the Illinois Attorney General moved to dismiss that appeal with prejudice. The motion for dismissal was granted on October 10, 2007; however, the Settlement effectively terminated the reverse-auction competitive bidding process as a means that can be used in the future for procuring power by Illinois utilities. Instead, the Agency will participate in the design of electricity supply portfolios for ComEd and will administer a competitive process for ComEd to procure the electricity supply resources identified in the supply portfolio plans, all with oversight of the ICC.

In March 2007, the Illinois Attorney General filed a complaint before FERC alleging that the prices to all suppliers resulting from the auction are unjust and unreasonable under the Federal Power Act and that the suppliers colluded in the course of the auction. In connection with the Settlement, the Illinois Attorney General moved to dismiss this complaint with prejudice, and on October 4, 2007, FERC granted that motion, terminating the proceeding with prejudice. Additionally, on March 28, 2007 and March 30, 2007, class action suits were filed in Illinois state court against ComEd and other suppliers in the Illinois procurement auction, claiming that the suppliers manipulated the auction and that the resulting wholesale prices are unlawfully high. ComEd cannot predict the outcome of these proceedings, but believes the claims to be completely false and unsupported by requisite evidence, and each intends to vigorously oppose these claims.

Illinois Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (Rate Case). The commodity component of ComEd’s rates was established by the reverse-auction process in accordance with the ICC rate order in the Procurement Case. ComEd proposed a revenue increase of $317 million. The ICC staff and several intervenors in the Rate Case, including the Illinois Attorney General, suggested and provided testimony that ComEd’s rates for delivery services should be reduced. On July 26, 2006, the ICC issued its order in the Rate Case which approved a delivery services revenue increase of approximately $8 million of the $317 million proposed revenue increase requested by ComEd. On December 20, 2006, the ICC issued an order on rehearing that increased the amount previously approved by approximately $74 million for a total rate increase of $83 million. ComEd and various other parties have appealed the rate order to the courts. The earliest that the appeal will be resolved is the fourth quarter of 2007. In the event the order is ultimately changed, the changes are expected to be prospective only. See Note 12 – Subsequent Events for information on the delivery service rate case filed in October 2007.

Illinois Rate Design Investigation. On March 2, 2007, the ICC voted to initiate investigations into ComEd’s and the Ameren utilities’ rate designs, particularly for residential and residential space-heating customers. The investigation was prompted by hearings before the Illinois House of Representatives Committee of the Whole that took place in February 2007, during which House Representatives and customers spoke of extreme and unexpected rate increases that took effect January 2007. The vast majority of noted situations related to Ameren customers. In October 2007, the ICC approved implementation of a revised rate design that will change the allocation of rates among customer groups rather than the overall level of rates. The new rate design will take effect December 1, 2007.

Original Cost Audit. In the Rate Case, the ICC ordered an “original cost” audit of ComEd’s distribution assets. The ICC order did not find that any portion of ComEd’s delivery service assets should be disallowed because it was unreasonable in amount, imprudently incurred or not used and useful. The ICC rate order does not provide for a new review of these issues but instead provides that the ICC-appointed auditors determine whether the costs of ComEd’s distribution assets were properly recorded in ComEd’s financial statements at their original costs. The result of this audit will be addressed through a separately docketed proceeding. The original cost audit report is expected to be finalized in 2007 with an ICC proceeding to follow the issuance of the report. This proceeding may extend into 2008, and ComEd is unable to predict the results of this audit at this time but does not believe it has significant financial exposure related to the audit proceedings. These proceedings were not affected by the Settlement or the Settlement Legislation.

Renewable Energy Filings. On April 4, 2006, ComEd filed with the ICC a request for ICC approval to purchase and receive recovery of costs associated with the output of a portfolio of competitively procured wind resources of approximately 300 megawatts (MWs). On April 4, 2007, at the request of ComEd, the ICC terminated the proceeding.

Residential Rate Stabilization Program. On December 20, 2006, the ICC approved a program, proposed by ComEd, to mitigate the impact on ComEd’s residential customers of ComEd’s transition from almost a decade of reduced and frozen rates to rates that reflect the current cost of providing service. The program included an “opt-in” feature to give residential customers the choice to participate in the program. The program caps average annual residential rate increases at 10% in each of 2007, 2008 and 2009. For participating customers, costs that exceed the caps are deferred and recovered over three years from 2010 to 2012. Deferred balances will be assessed an annual carrying charge of 3.25% to partially cover ComEd’s costs of financing the program. If ComEd’s rate increases are less than the caps in 2008 and 2009, ComEd would begin to recover deferred amounts up to the caps with carrying costs. The program would terminate upon a force majeure event, upon a ComEd bankruptcy, or if ComEd’s senior secured credit ratings from two of three major credit rating agencies fall below investment grade. ComEd’s residential customers had until August 2007 to choose to participate in the program. Reductions began to be reflected in April 2007 and are not retroactive. As of September 30, 2007, approximately 36,700 or 1% of ComEd’s residential customers enrolled in the program and ComEd deferred approximately $1 million under this program.

City of Chicago Negotiations. ComEd has been in negotiations with the City of Chicago related to various components of its franchise agreement and other matters with the City of Chicago. As part of these discussions, ComEd may be able to resolve various outstanding issues relating to reliability, franchise obligations and other matters. As part of any agreement, ComEd may make payments to the City of Chicago, which may be material. No formal agreement has been reached.

Transmission Rate Case. On March 1, 2007, ComEd filed a request with FERC seeking approval to update its transmission rates and change the manner in which ComEd’s transmission rates are determined from fixed rates to a formula rate. The formula rate would be updated annually to ensure that under this rate customers pay the actual costs of providing transmission services. Initial application of the formula would result in an increase of the revenues ComEd receives for transmission services, reflecting substantial investment in transmission-related plant as rates were previously based on 2003 costs. Between 2003 and the end of 2007, ComEd will have invested over $800 million in transmission-related plant to meet increasing demand and improve reliability. ComEd also requested incentive rate treatment for certain transmission projects. ComEd requested that the new transmission rates be effective as of May 2007. On June 5, 2007, FERC issued an order that conditionally approved ComEd’s proposal to implement a formula-based transmission rate and associated rate increase effective as of May 1, 2007, but subject to refund, hearing procedures and conditions. The FERC order provided that further hearing and settlement procedures be conducted to determine the reasonableness of certain elements of ComEd’s formula-based rate. The issues set for hearing included ComEd’s proposed 11.70% base return on equity and various elements of ComEd’s rate base. The order denied ComEd’s request for incentive rate treatment on investment in two transmission projects and the inclusion of construction work in progress in ComEd’s rate base. The order directed ComEd to file a revised formula reflecting these findings within 30 days. The new rate will increase an average residential customer bill by about 1% and will result in an annual increase in the transmission revenue requirement of approximately $116 million, although the rate increase is subject to further adjustment and refund depending on the outcome of the settlement and hearing procedures. The FERC order approved a 0.5% adder to the base return on equity for participating in a regional transmission organization. On July 5, 2007, ComEd filed a request for rehearing, asking FERC to reconsider the denial of incentive rate treatment on the two new transmission projects and the denial of construction work in progress in rate base and certain other elements of the June 5, 2007 order. Effective May 1, 2007, PJM began billing customers based on the conditional FERC order.

On September 19, 2007, the settlement judge issued a status report to FERC announcing that ComEd, FERC Trial Staff and the active intervenors in the proceeding had reached an agreement in principle to settle all of the issues set for hearing. On October 5, 2007, ComEd made a filing with FERC seeking approval of the settlement agreement. The settlement agreement is a comprehensive resolution of all issues in the proceeding, other than ComEd’s pending request for rehearing on incentive returns on new investment. The settlement agreement establishes the agreed-upon treatment of costs and revenues in the determination of network service transmission rates, and the process for updating the formula rate calculation on an annual basis. The agreement provides for a base return on equity on transmission rate base of 11.0% plus an adder of 0.50% in recognition of ComEd’s participation in a regional transmission organization, a cap of 58% on the equity component of ComEd’s capital structure (declining to 55% by 2011), and a debt-only return of 6.51% on ComEd’s pension asset. The settlement agreement results in a first year transmission network service revenue requirement increase of $93 million, or a $24 million reduction from the revenue requirement conditionally approved by FERC in its June 5, 2007 order. The reduction in the revenue requirement will be implemented upon receipt of FERC approval of the settlement agreement. ComEd cannot predict whether FERC will ultimately approve the settlement agreement or when those proceedings will be completed. Management believes that appropriate reserves have been established for transmission revenues that will be refunded in accordance with the settlement agreement.

Authorized Return on Rate Base. Under Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeded an established threshold, one-half of the excess earnings were required to be refunded to customers. The threshold rate of return on common equity was based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (20 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold included ComEd’s net income (loss) calculated in accordance with GAAP and reflected the amortization of regulatory assets. Under Illinois statute, any impairment of goodwill would have had no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. ComEd did not trigger the earnings sharing provision through 2006. With the end of the transition and rate freeze period, in its December 20, 2006 order the ICC authorized a return on the 2005 test year distribution rate base of 8.01% for ComEd starting in 2007.

During the first quarter of 2007, ComEd filed a transmission rate case with FERC in which it requested a weighted average debt and equity return on transmission rate base of 9.87% as determined by a formula-based rate calculation as discussed above. As part of the filing pending approval with the FERC regarding the October 5, 2007 settlement agreement discussed above, ComEd has agreed to a weighted average debt and equity return on transmission rate base of 9.40% through May 31, 2008. Subsequently, the weighted average debt and equity return on transmission rate base will be determined by the formula-based rate calculation discussed above.

Through and Out (T&O) Rates and Seams Elimination Charge/Cost Adjustment/Assignment (SECA). In November 2004, FERC issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of T&O rates for transmission service scheduled out of, or across, their respective transmission systems and ending within territories of PJM or Midwest Independent Transmission System Operator (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The new rates, known as SECA, were collected from load-serving entities and paid to transmission owners within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing. As load-serving entities, ComEd was also required to pay SECA rates during the transitional period based on the benefits it received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004,

ComEd has recorded approximately $49 million of SECA collections net of SECA charges. A hearing was held in May 2006 and the administrative law judge (ALJ) issued an Initial Decision on August 10, 2006. The ALJ’s Initial Decision found that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. ComEd filed exceptions to the Initial Decision and FERC, on review, will determine whether or not to accept the ALJ’s recommendation. There is no scheduled date for FERC to act on this matter. Separately, settlements have been reached by ComEd with various parties. FERC has approved several of these settlements while others are still awaiting FERC approval. In September 2007, based on FERC approval of certain settlements, ComEd reduced its reserve for possible SECA refunds. Management of ComEd believes that appropriate reserves have been established for the estimated portion of SECA collections that may be required to be refunded. These reserves reflect the settlements reached. The ultimate outcome of the proceeding establishing SECA rates is uncertain, but ComEd does not believe ultimate resolution of this matter will be material to its results of operations or financial position.

PJM Transmission Rate Design. On July 13, 2006, the ALJ in the case issued an Initial Decision that recommends that FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allows for the potential to phase in rate changes. On April 19, 2007, FERC issued its order on review of the ALJ’s decision. FERC held that PJM’s current rate design for existing facilities is just and reasonable and should not be changed. That is consistent with ComEd’s position in the case. FERC also held that new facilities should be allocated under a different rate design. FERC held that new facilities 500 kilovolts (kV) and above should be socialized across the entire PJM footprint and that new facilities less than 500 kV should be allocated to the beneficiaries of the new facilities. FERC stated that PJM’s stakeholders should develop a standard method for allocating new transmission facilities lower than 500 kV. On September 14, 2007, a settlement was reached on most of the issues relating to allocating costs of new transmission facilities lower than 500 kV. FERC’s decision on existing facilities leaves the status quo as to existing costs, which is substantially more favorable to ComEd than the ALJ’s decision as to existing facilities. Based on the projects approved by the PJM board to date and filed with FERC by PJM, socializing costs across PJM will increase costs to ComEd, but ComEd cannot estimate the longer-term impact on either company’s results of operations and cash flows, because of the uncertainties relating to what new facilities will be built and how costs of new facilities less than 500 kV will be allocated. On May 21, 2007, ComEd and other parties filed requests for rehearing of FERC’s April 19, 2007 order. There is no required deadline for FERC to act upon the requests for rehearing and FERC’s decision also may be subject to review in the United States Court of Appeals. However, ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates in the absence of rate freeze or similar legislation.

PJM-MISO Regional Rate Design. On August 1, 2007, ComEd and almost all other transmission owners in PJM and the Midwest ISO (MISO), as directed by a FERC order issued November 18, 2004, filed with FERC to continue the existing transmission rate design between PJM and MISO. On August 22, 2007, additional transmission owners and certain other entities filed protests urging FERC to reject the filing. On September 17, 2007, American Electric Power Service Corporation filed a complaint at FERC asking FERC to find that the PJM-MISO rate design was unjust and unreasonable and to substitute a rate design that socializes the costs of all (existing and new) transmission facilities at 345 kV and above across PJM and MISO. ComEd expects to file a response in October 2007 stating that FERC should dismiss the complaint without a hearing. ComEd cannot predict the outcome of this litigation.

4.	Goodwill

As of September 30, 2007 and December 31, 2006, ComEd had goodwill of approximately $2.6 billion and $2.7 billion, respectively. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd performs its annual goodwill impairment assessment in the fourth quarter of each year.

ComEd reviewed the regulatory and economic impacts of the Settlement discussed in Note 3 — Regulatory Issues related to goodwill. This assessment determined that the Settlement was not a trigger (as defined in SFAS No. 142) to review goodwill on an interim basis as it was not “more likely than not” that goodwill was impaired.

The changes in the carrying amount of goodwill for the period from December 31, 2006 to September 30, 2007 were as follows:

Balance as of December 31, 2006	$2,694
Uncertain tax positions(a)	(53)

Balance as of September 30, 2007	$2,641

(a)	For uncertain tax positions of ComEd that existed at October 20, 2000, the date of the merger in which Exelon became the parent corporation of PECO and ComEd (PECO / Unicom merger), the impact of adopting FIN 48 is recorded as a reduction of goodwill in accordance with Emerging Issues Task Force (EITF) Issue No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). See Notes 2 and 8 for further information regarding the adoption of FIN 48.

5.	Debt and Credit Agreements

Short-Term Borrowings

At September 30, 2007, ComEd met its short-term liquidity requirements primarily through borrowings under its credit facility.

As of September 30, 2007, ComEd had access to a secured revolving credit facility with aggregate bank commitments of $1 billion. The ComEd credit agreement was secured by first mortgage bonds and imposed a restriction on future first mortgage bond issuances by ComEd. On October 3, 2007, ComEd terminated its existing secured credit facility and entered into an unsecured facility, thereby removing the restriction of future first mortgage bonds issuances and increasing ComEd’s capacity to issue such bonds by an additional $2.76 billion. ComEd’s new unsecured facility has an aggregate bank commitment of $1 billion and initially expires February 16, 2011. Under the credit facility agreement, ComEd may request up to two one-year extensions of that term. ComEd may also request increases in the aggregate bank commitments up to an additional $500 million. ComEd intends to refinance maturing long-term debt. See Note 11 of ComEd’s 2006 Annual Report on Form 10-K for further information regarding the secured credit facility.

ComEd had the following amounts of commercial paper and credit facility borrowings outstanding at September 30, 2007 and December 31, 2006, respectively.

	September 30, 2007	December 31, 2006
Commercial paper borrowings	$—	$60
Credit facility borrowings	185	—

Carrying Amounts and Fair Values of Long-Term Debt

Fair values of long-term debt are determined by a valuation model and are based on a conventional discounted cash flow methodology utilizing assumptions of current market pricing curves.

The carrying amounts and fair values of ComEd’s long-term debt as of September 30, 2007 and December 31, 2006 were as follows:

	September 30, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (including amounts due within one year)	$4,145	$4,106	$3,579	$3,592
Long-term debt to ComEd Transitional Funding Trust (including amounts due within one year)	355	356	648	652
Long-term debt to other financing trusts	361	319	361	338

Issuance of Long-Term Debt

During the nine months ended September 30, 2007, the following long-term debt was issued by ComEd:

Type	Interest Rate	Maturity	Amount(a)
First Mortgage Bonds	5.90%	March 15, 2036	$300
First Mortgage Bonds	6.15%	September 15, 2017	425

(a)	Excludes unamortized bond discounts.

Retirement of Long-Term Debt

During the nine months ended September 30, 2007, the following long-term debt was retired by ComEd:

Type	Interest Rate	Maturity	Amount
Notes payable	7.625%	January 15, 2007	$145
Sinking fund debentures	3.875-4.75%	Various	2
ComEd Transitional Funding Trust	5.63%	June 25, 2007	138	(a)(b)
ComEd Transitional Funding Trust	5.74%	December 25, 2008	155

(a)	Amount includes $17 million previously reflected in prepaid interest. This amount did not impact ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.

(b)	ComEd applied $8 million of previously prepaid balances against the long-term debt to ComEd Transitional Funding Trust.

6.	Derivative Financial Instruments

Interest-Rate Swaps

The fair values of ComEd’s interest-rate swaps are primarily determined using available market pricing curves. At September 30, 2007 and December 31, 2006, ComEd did not have any interest-rate related fair value or cash flow hedges outstanding.

Energy-Related Derivatives

ComEd’s energy contracts are accounted for under SFAS No. 133. Economic hedges may qualify for the normal purchases and normal sales exception to SFAS No. 133 and are accounted for under the accrual method of accounting. Those that do not meet the normal purchases and normal sales exception are recorded as assets or liabilities on the balance sheet at fair value. Changes in the derivatives recorded at fair value are recognized in earnings unless specific hedge accounting criteria are met and they are designated as cash-flow hedges, in which case those changes are recorded in other comprehensive income (OCI), and gains and losses are recognized in earnings when the underlying transaction occurs or are designated as fair-value hedges, in which case those changes are recognized in current earnings offset by changes in the fair value of the hedged item in current earnings.

To fulfill a requirement of the Settlement, Generation and ComEd entered into a five-year financial swap contract, the effect of which will be to cause ComEd to pay fixed prices and cause Generation to pay a market price for a portion of ComEd’s electricity supply requirement. The financial terms cover energy costs only and do not cover capacity or ancillary services. The contract is to be settled net, for the difference between the fixed and market pricing, with the fixed pricing and volumes of the contract set forth in the table below:

Portion of Term	Fixed Price ($/MWh)	Notional Quantity (MW)
June 1, 2008 - December 31, 2008	$47.93	1,000
January 1, 2009 - May 31, 2009	$49.04	1,000
June 1, 2009 - December 31, 2009	$49.04	2,000
January 1, 2010 - May 31, 2010	$50.15	2,000
June 1, 2010 - December 31, 2010	$50.15	3,000
January 1, 2011 - December 31, 2011	$51.26	3,000
January 1, 2012 - December 31, 2012	$52.37	3,000
January 1, 2013 - May 31, 2013	$53.48	3,000

ComEd has not elected hedge accounting for this derivative financial instrument and records the fair value of the swap on its balance sheet. However, since the swap contract was deemed prudent by the Settlement Legislation, thereby ensuring that ComEd will be entitled to receive full cost recovery in rates, the change in fair value each period is recorded by ComEd as a regulatory asset or liability.

Additionally, ComEd has other derivatives to manage its market price exposures to certain wholesale contracts that extend through the first quarter of 2008. The contracts that ComEd has entered into as part of the initial ComEd auction (See Note 3 – Regulatory Issues) are deemed to be derivatives that qualify for the normal purchases and normal sales exception to SFAS No. 133. ComEd does not enter into derivatives for speculative or trading purposes.

At September 30, 2007 and December 31, 2006, ComEd had net assets (liabilities) of $127 million and $(11) million, respectively, on the Consolidated Balance Sheets for the fair value of energy derivatives. The following table provides a summary of the fair value balances recorded by ComEd as of September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
Derivatives	Other Derivatives (a)	Cash-Flow Hedge	Other Derivatives	Total
Current Assets	$9	$—	$—	$—
Noncurrent Assets	121	—	—	—

Total mark-to-market energy contract assets	130	—	—	—

Current liabilities	(3)	$(6)	$(5)	$(11)

Total mark-to-market energy contract net assets (liabilities)	$127	$(6)	$(5)	$(11)

(a)	Includes current and noncurrent asset of $9 million and $121 million, respectively, related to the fair value of ComEd’s five-year financial swap contract with Generation.

Cash-Flow Hedges. The tables below provide details of effective cash-flow hedges under SFAS No. 133 included on ComEd’s Consolidated Balance Sheets as of September 30, 2007 and September 30, 2006. The data in the table is indicative of the magnitude of SFAS No. 133 hedges ComEd has in place; however, since under SFAS No. 133 not all derivatives are recorded in OCI, the table does not provide an all-encompassing picture of ComEd’s derivatives. The tables also include the activity of accumulated OCI related to cash-flow hedges for the three and nine months ended September 30, 2007 and 2006, providing information about the changes in the fair value of hedges and the reclassification from accumulated OCI into earnings.

Total Cash-Flow Hedge OCI Activity, Net of Income Tax	Three Months Ended
	2007	2006
Accumulated OCI derivative loss at June 30,	$—	$—
Changes in fair value	—	(2)
Reclassifications from accumulated OCI to net income	—	—

Accumulated OCI derivative loss at September 30,	$—	$(2)

Total Energy-Related Cash-Flow Hedge OCI Activity, Net of Income Tax	Nine Months Ended September 30, 2007
Accumulated OCI derivative loss at December 31, 2006	$(4)
Changes in fair value	—
Reclassifications from accumulated OCI to net income	4

Accumulated OCI derivative loss at September 30, 2007	$—

Total Cash-Flow Hedge OCI Activity, Net of Income Tax	Nine Months Ended September 30, 2006
Accumulated OCI derivative loss at December 31, 2005	$—
Changes in fair value	(2)
Reclassifications from accumulated OCI to net income	—

Accumulated OCI derivative loss at September 30, 2006	$(2)

Other Derivatives. ComEd enters into certain contracts that are derivatives, but do not qualify for the normal purchases and normal sales exception or hedge accounting under SFAS No. 133 or are not designated as cash-flow hedges. These contracts are also entered into to economically hedge and limit the market price risk associated with energy commodity prices. With the exception of ComEd’s five-year financial swap with Generation, changes in the fair value of these derivative contracts are recognized in current earnings. Changes in the fair value of ComEd’s five-year financial swap with Generation are recorded as a regulatory asset or liability and during the three and nine months ended September 30, 2007, ComEd recorded an increase in regulatory liabilities of $130 million. For the three and nine months ended September 30, 2007 and

2006, ComEd recognized the following net unrealized mark-to-market gains (losses), realized mark-to-market gains and total mark-to-market gains (losses) (before income taxes) relating to economic hedge mark-to-market activity of certain purchase power and sale contracts pursuant to SFAS No. 133. ComEd’s other economic hedge mark-to-market activity on derivative contracts are reported in revenue in the Consolidated Statements of Operations and Comprehensive Income and in net realized and unrealized mark-to-market transactions in the Consolidated Statements of Cash Flows.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Unrealized mark-to-market gains (losses)	$—	$1	$(2)	$(8)
Realized mark-to-market gains	1	2	3	3

Total net mark-to-market gains (losses)	$1	$3	$1	$(5)

Credit Risk Associated with Derivative Instruments

ComEd would be exposed to credit-related losses in the event of non-performance by counterparties that enter into derivative instruments. The credit exposure of derivative contracts, before collateral, is represented by the fair value of contracts at the reporting date.

Under the Illinois auction rules and the supplier forward contracts that Generation entered into with ComEd, beginning in 2007, collateral postings have been one-sided from Generation only. That is, when market prices have fallen below ComEd’s contracted price levels, ComEd has not been required to post collateral; however, when market prices have risen above contracted price levels with ComEd, Generation has been required to post collateral. Under the terms of the five-year financial swap contract between Generation and ComEd, there are no immediate collateral provisions on either party. However, if ComEd achieves an investment grade rating from Moody’s Investor Service or Standard & Poor’s, and then is later downgraded below investment grade, collateral postings would be one-sided from ComEd; conversely, should Generation be downgraded below investment grade, collateral postings would be one-sided from Generation. Should both ComEd rise above investment grade and then subsequently be downgraded below investment grade and Generation be downgraded below investment grade, collateral postings would be required from either party depending on how market prices compare to the contracted price levels. Under no circumstances would collateral postings exceed $200 million from either ComEd or Generation.

The notional amount of derivatives does not represent amounts that are exchanged by the parties and, thus, is not a measure of ComEd’s exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on the other terms of the derivatives, which relate to interest rates and the volatility of these rates.

7.	Retirement Benefits

Defined Benefit Pension and Other Postretirement Benefits

Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. The following approximate amounts were included in capital additions and operating and maintenance expense during the three and nine months ended September 30, 2007 and 2006, respectively, for ComEd’s, allocated portion of the Exelon-sponsored pension and postretirement benefit plans:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Pension and postretirement benefit costs	$24	$18	$75	$54

401(k) Savings Plan

ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The following table presents the matching contribution to the savings plans during the three and nine months ended September 30, 2007 and 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Savings plan matching contributions	$5	$5	$14	$13

8.	Income Taxes

ComEd’s effective tax rate for income from continuing operations for the three months ended September 30, 2007 was 38.1% as compared to (53.8)% for the same period in 2006. The increase in the effective tax rate was primarily due to the non-deductible impairment charge in 2006 associated with ComEd’s goodwill. The non-deductible goodwill impairment charge decreased income (loss) before income taxes which decreased the effective tax rate from continuing operations by (93.4%) for the three months ended September 30, 2006.

ComEd’s effective tax rate for income from continuing operations for the nine months ended September 30, 2007 was 38.4% as compared to (1,200.0)% for the same period in 2006. The increase in the effective tax rate was primarily due to the non-deductible impairment charge in 2006 associated with ComEd’s goodwill. The non-deductible goodwill impairment charge decreased income (loss) before income taxes which decreased the effective tax rate from continuing operations by (1,239.9%) for the nine months ended September 30, 2006.

Accounting for Uncertainty in Income Taxes

ComEd adopted the provisions of FIN 48 on January 1, 2007. The following table shows the effect of adopting FIN 48 on ComEd’s Consolidated Balance Sheets as of January 1, 2007.

Increase (Decrease)
Accounts receivable, net — Other	$72
Goodwill	(53)
Other deferred debits and other assets	137
Accrued expenses	(186)
Deferred income taxes and unamortized investment tax credits	(299)
Other deferred credits and other liabilities	642
Retained earnings	(1)

As a result of the implementation of FIN 48, ComEd identified unrecognized tax benefits of $797 million, as of January 1, 2007, of which $21 million would decrease the effective tax rate if recognized.

ComEd reflected in the Consolidated Balance Sheet as of January 1, 2007 a net interest liability of $167 million related to uncertain income tax positions. ComEd has not accrued any penalties with respect to unrecognized income tax benefits. ComEd recognizes accrued interest related to uncertain tax positions in interest expense or interest income in other income and deductions on the Consolidated Statements of Operations. ComEd reflected in its Consolidated Statement of Operations and Comprehensive Income net interest expense of $7 million and $24 million related to its uncertain income tax positions for the three and nine months ended September 30, 2007, respectively.

Exelon and its subsidiaries, including ComEd, file a consolidated U.S. Federal income tax return as well as unitary and combined income tax returns in several state jurisdictions with Illinois being the most significant. In the third quarter of 2007, the Internal Revenue Service (IRS) completed its audit of Exelon and its predecessors and subsidiaries for tax years 1999 through 2001; however several tax issues remain unresolved from this audit. Specifically, the IRS issued a report that proposed several adjustments to Exelon and subsidiaries taxable income for 1999 through 2001, including a disallowance of the tax deferral with respect to ComEd’s 1999 fossil plant sale. See “1999 Sale of Fossil Generating Assets” below for details. Exelon has protested these adjustments to IRS Appeals, the next administrative level within the IRS. However, to the extent adjustments are made to these prior years as either part of a settlement at IRS Appeals or IRS Examination, the state taxable income may also be adjusted. Exelon and its subsidiaries have also completed examinations by the state of Illinois for taxable years prior to 1999.

It is reasonably possible that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months as a result of settling several uncertain tax positions. ComEd is in the process of negotiating with IRS Appeals a settlement related to research and development refund claims filed by ComEd for taxable years 1989 through 1998. At this point, an estimate of a change, if any, to the unrecognized tax benefit amount cannot be made. A majority of the refund claim relates to ComEd’s formerly owned generation property. Pursuant to the asset transfer agreement between ComEd and Generation, any current tax benefit related to this unrecognized tax benefit as well as a portion of the related interest income would be recorded to ComEd’s goodwill as it relates to taxable periods prior to the PECO / Unicom merger as required under EITF 93-7. ComEd also has several other issues at IRS Appeals for taxable years 1996 through 2000 that, if settled, could increase and/or decrease the total amount of unrecognized tax benefits. The estimate of the outcome on unrecognized tax benefits cannot be made.

ComEd filed or will file refund claims of $56 million for investment tax credits with respect to its utility property with the Illinois Department of Revenue. Although those claims were denied by the Illinois Department of Revenue, ComEd filed a suit for a refund. In the third quarter of 2007, the case was heard by the Illinois Appellate Court and a decision was rendered by the court in favor of the Illinois Department of Revenue. ComEd will file an appeal to the Illinois Supreme Court. The outcome is uncertain; however, ComEd believes its position has merit. ComEd has not recorded tax benefits related to these refund claims. The outcome of the case will determine whether ComEd records tax benefits.

In 2001, ComEd filed a request with the IRS to change their tax method of accounting for certain capitalized overhead costs. The requested tax method of accounting, the Simplified Service Cost Method (SSCM), is expressly permitted under IRS regulations. The effect of the tax method change results in the immediate deduction of certain overhead costs that were previously capitalized to self-constructed property. During the first quarter of 2007, the IRS granted the tax method change. In April 2007, ComEd signed a consent agreement, thus making the tax method change effective as of that date. The consent agreement has terms and conditions that subject the change to certain published guidance as well as future guidelines and directives that as of the third quarter of 2007 have not been formally issued by the IRS. On October 23, 2007, ComEd received a notice from the IRS disallowing its refund claim with respect to the SSCM. However, the notice stated the possibility of a settlement with respect to the SSCM and indicated that an IRS invitation to settle the matter will be sent upon receipt of the notice executed by ComEd. ComEd is in the process of evaluating the proposed disallowance of the SSCM but will likely execute the notice in the fourth quarter of 2007 indicating its disagreement. As a result of the continuing uncertainty with respect to the terms of an IRS settlement offer, ComEd is currently unable to estimate the tax and interest income benefit associated with the SSCM. ComEd entered into an agreement with a tax consultant related to the filing of this tax method change request. The fee for this agreement is contingent upon receiving consent from the IRS and is based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to this agreement will either be positive or neutral depending upon the outcome of the refund claim with the IRS. A portion of the tax refund, if any, will likely relate to ComEd’s formerly owned generation property and thus the current tax benefits will be recorded by ComEd with partially offsetting deferred tax effects at Generation. These potential tax benefits and associated fees would be recorded in accordance with FIN 48 and SFAS No. 5, “Accounting for Contingencies”, respectively, and could be material to the financial position, results of operations and cash flows of ComEd.

Tax Sharing Agreement

ComEd is party to an agreement (Tax Sharing Agreement) with Exelon and other subsidiaries of Exelon that provides for the allocation of consolidated tax liabilities. The Tax Sharing Agreement generally provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. In addition, any net benefit attributable to the parent is reallocated to the other members. That allocation is treated as a contribution to the capital of the party receiving the benefit. As of September 30, 2007, ComEd recorded an allocation of tax benefits from Exelon under the Tax Sharing Agreement of $28 million. See Note 11 — Related Party Transaction for additional information. ComEd expects to receive these amounts in the fourth quarter of 2007.

1999 Sale of Fossil Generating Assets

ComEd has taken tax return positions to defer the tax gain on the 1999 sale of its fossil generating assets. These positions were fully disclosed to the IRS on the 1999 and subsequent years’ tax returns. ComEd’s ability to defer all or a portion of this tax liability depends in part on whether its treatment of the sales proceeds, as having been received in connection with an involuntary conversion is ultimately sustained, either by the IRS or a court which might ultimately decide the issue. ComEd’s ability to continue to defer the remainder of the tax liability on the fossil plant sale depends also in part on whether its tax characterization of a purchase and leaseback transaction Exelon entered into in connection with the fossil plant sale is respected as a purchase and leaseback (the like-kind exchange transaction), either by the IRS or by a court which might ultimately decide the issue. In the third quarter of 2007, ComEd received the IRS’ audit report for the taxable period 1999 through 2001, which reflected the full disallowance of the involuntary conversion position and the like-kind exchange transaction. Specifically, the IRS has asserted that the sales proceeds were not received in connection with an involuntary conversion of certain ComEd property rights. In addition, the IRS indicated its position that ComEd’s purchase and leaseback transaction is substantially similar to a leasing transaction, known as a sale-in, lease-out (SILO), and, therefore, the IRS is treating it as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one that the IRS considers to be a potentially abusive tax shelter. The IRS’ view is that the transaction is more properly treated as a loan rather than a purchase and leaseback of property. ComEd disagrees with the IRS’s characterization of its sale-leaseback as a SILO and believes its position is justified. In addition, the IRS asserted penalties with respect to the involuntary conversion and like-kind exchange transaction totaling $196.3 million. In the third quarter of 2007, ComEd appealed the disallowance of the deferral of gain as well as the assertion of the penalties to IRS Appeals. ComEd will continue to vigorously defend its positions throughout the IRS Appeals process and any subsequent litigation. Exelon believes it is unlikely that the penalties will be sustained. If ComEd’s management decides to litigate the matter, ComEd may be required to pay the tax and related interest due on the deficiency and file for refund.

A successful IRS challenge to ComEd’s positions would accelerate future income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of September 30, 2007, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $988 million. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $161 million (after tax) related to interest expense. Due to the fact that ComEd believes it is unlikely that the penalty assertion will be sustained, ComEd has not recorded a reserve for the penalties. ComEd’s management believes that interest and penalties have been appropriately accounted for in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable impacts to the results of operations, and such adjustments could be material. Final resolution of this matter is not anticipated for several years.

9.	Commitments and Contingencies

For information regarding capital commitments at December 31, 2006, see Notes 13 and 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K. All significant and new contingencies are disclosed below.

Energy Commitments

As a result of the first reverse-auction competitive bidding process, ComEd is procuring substantially all of its supply under supplier forward contracts with various suppliers. See Note 3 – Regulatory Issues and also Note 4 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K for further information.

Commercial and Construction Commitments

ComEd’s commercial commitments as of September 30, 2007, representing commitments potentially triggered by future events, did not change significantly from December 31, 2006.

Under its operating agreements with PJM, ComEd is committed to construct transmission facilities. ComEd will work with PJM to continue to evaluate the scope and timing of any required construction projects. ComEd’s estimated commitments are as follows:

	Total	October to December 2007	2008	2009	2010	2011	2012
Construction commitments	$145	$34	$32	$9	$39	$20	$11

Rate Relief Commitments

In connection with the Settlement Legislation, ComEd will continue its $64 million rate relief package announced April 23, 2007, whereby $11 million of rate relief credits had been provided by ComEd to its customers prior to June 14, 2007. The following table shows, by year, the estimated credits to customers funded by ComEd and the estimated cash outlays for funding of other rate relief programs by ComEd. Actual contributions may differ from anticipated amounts in each of the years based on customer participation in the programs. Any contributions not used by customers in 2007 will still be available under the same rate relief programs in 2008 and 2009. See Note 3 — Regulatory Issues for more information.

		Cash Paid or Customer Credits		Outstanding Commitments
	Total	April 1 to June 30, 2007	July 1 to September 30, 2007	October 1 to December 31, 2007	2008	2009
Settlement Legislation	$53	$7	$8	$18	$10	$10
Other rate relief programs	11	11	—	—	—	—

Total rate relief	$64	$18	$8	$18	$10	$10

Environmental Liabilities

ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by them and of property contaminated by hazardous substances generated by them. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties (PRPs), which may be responsible for ultimate remediation of each location. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of 9 sites. Of the remaining sites identified by ComEd, 20 are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site. For most of the sites, the interim agreement contemplated that neither party would pay less than 20%, or more than 80% of the final costs for each site. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. In July 2007, ComEd and Nicor reached an agreement on the allocation of costs for the MGP sites. The agreement is contingent upon ICC approval and the execution of definitive written agreements. Through September 30, 2007, ComEd has incurred approximately $115 million associated with remediation of the sites in question. ComEd’s accrual as of September 30, 2007 for these environmental liabilities reflects the cost allocations contemplated in the agreement.

Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd is recovering MGP remediation costs from customers, which is reflected as a regulatory asset. See Note 10 — Supplemental Financial Information for further information regarding regulatory assets and liabilities.

As of September 30, 2007 and December 31, 2006, ComEd had accrued the following amounts for environmental liabilities:

	September 30, 2007	December 31, 2006
Total environmental investigation and remediation reserve	$79	$58
Portion of total related to MGP investigation and remediation	73	49

ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties.

Notice and Finding of Violation Related to Electric Generation Stations

On August 6, 2007, ComEd received a Notice and Finding of Violation (NOV), addressed to it and Midwest Generation, LLC (Midwest Generation) from the EPA, alleging that ComEd and Midwest Generation violated and are continuing to violate several provisions of the Federal Clean Air Act as a result of the modification and/or operation of six electric generation stations located in northern Illinois that have been owned and operated by Midwest Generation since 1999. The EPA requested information related to the stations in 2003, and ComEd has been cooperating with the EPA since then. The NOV states that the EPA may issue an order requiring compliance with the relevant Clean Air Act provisions and may seek injunctive relief and/or civil penalties, all pursuant to the EPA’s enforcement authority under the Clean Air Act.

The generating stations that are the subject of the NOV are currently owned and operated by Midwest Generation, which purchased the stations in December 1999 from ComEd. Under the terms of the agreement governing that sale, Midwest Generation and its affiliate, Edison Mission Energy (EME), assumed responsibility for environmental liabilities associated with the ownership, occupancy, use and operation of the stations, including responsibility for compliance of the stations with environmental laws before the purchase of the stations by Midwest Generation. Midwest Generation and EME further agreed to indemnify and hold ComEd and its affiliates harmless from claims, fines, penalties, liabilities and expenses arising from third party claims against ComEd resulting from or arising out of the environmental liabilities assumed by Midwest Generation and EME under the terms of the agreement governing the sale. ComEd has given to EME a notice regarding the NOV under those indemnification provisions.

ComEd is unable to predict the ultimate resolution of the claims alleged in the NOV, the costs that might be incurred or the amount of indemnity that may be available from Midwest Generation and EME. In connection with Exelon’s 2001 corporate restructuring, Generation assumed ComEd’s rights and obligations to its former generation business. ComEd concluded that a loss is unlikely, and accordingly, it has not recorded a reserve for the NOV.

Litigation and Regulatory Matters

ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on ComEd’s financial condition, results of operations or cash flows.

Fund Transfer Restrictions

The Federal Power Act declares it to be unlawful for any officer or director of any public utility “to participate in the making or paying of any dividends of such public utility from any funds properly included in capital account.” What constitutes “funds properly included in capital account” is undefined in the Federal Power Act or the related regulations; however, FERC has consistently interpreted the provision to allow dividends to be paid as long as (1) the source of the dividends is clearly disclosed, (2) the dividend is not excessive and (3) there is no self-dealing on the part of corporate officials. While these restrictions may limit the absolute amount of dividends that a particular subsidiary may pay, ComEd does not believe these limitations are materially limiting because, under these limitations, the subsidiaries are allowed to pay dividends sufficient to meet Exelon’s actual cash needs. See Note 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K for additional information regarding fund transfer restrictions.

Income Taxes

ComEd has entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to these agreements and the associated refund claims will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd. If a settlement is reached, a portion of ComEd’s tax benefits, including any associated interest for periods prior to the PECO/Unicom merger, would be recorded as a reduction of goodwill under the provisions of EITF 93-7. ComEd cannot predict the timing of the final resolution of these refund claims or the potential payment of any contingent fees.

See Note 8 — Income Taxes for information regarding the ComEd’ income tax refund claims and certain tax positions, including the 1999 sale of fossil generating assets.

10.	Supplemental Financial Information

Supplemental Statement of Operations Information

The following tables provide additional information regarding the components of other, net within the Consolidated Statements of Operations and Comprehensive Income of ComEd for the three and nine months ended September 30, 2007 and 2006:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Investment income	$3	$—	$5	$1
Loss on disposition of assets and investments, net	—	—	—	(2)
Allowance for funds used during construction, equity	—	1	1	1
Regulatory recovery of prior loss on extinguishment of long-term debt(a)	—	87	—	87
Other	1	1	4	3

Other, net	$4	$89	$10	$90

(a)	Recovery of these costs was granted in the July 26, 2006 ICC rate order.

For the three and nine months ended September 30, 2007 and 2006, the following utility taxes are included in revenues and expenses for ComEd:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Utility taxes	$71	$69	$197	$188

Supplemental Cash Flow Information

The following tables provide additional information regarding the components of impairment charges, other non-cash operating activities and other assets and liabilities within ComEd’s Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006:

	Nine months ended September 30,
	2007	2006
Other non-cash operating activities:
Pension and non-pension postretirement benefits costs	$75	$54
Equity in losses of unconsolidated affiliates and investments	6	8
Provision for uncollectible accounts	31	22
Amortization of regulatory asset related debt costs	20	7
2006 ICC rate orders(a)	—	(139)
Other	22	30

Total other non-cash operating activities	$154	$(18)

	Nine months ended September 30,
	2007	2006
Changes in other assets and liabilities:
Under/over-recovered energy costs	$(60)	$—
Other current assets	—	(11)
Other noncurrent assets and liabilities	18	7

Total changes in other assets and liabilities	$(42)	$(4)

(a)	Relates to the July 2006 rate order to record regulatory assets for MGP costs, early debt retirement costs, and rate case and procurement case costs.

Supplemental Balance Sheet Information

The following tables provide information about the regulatory assets and liabilities of ComEd as of September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
Regulatory assets
Deferred income taxes	$12	$11
Debt costs	159	179
Severance	142	158
Conditional asset retirement obligations	98	95
MGP remediation costs	68	47
Rate case costs	5	7
Procurement case costs	4	5
Other	27	30

	September 30, 2007	December 31, 2006
Noncurrent regulatory assets	515	532
Under-recovered energy costs current asset(a)	63	—

Total regulatory assets	$578	$532

Regulatory liabilities
Nuclear decommissioning	$1,955	$1,760
Removal costs	1,085	1,059
Financial swap with Generation(b)	121	—
Other	—	5

Noncurrent regulatory liabilities	3,161	2,824
Financial swap with Generation(b)	9	—
Over-recovered energy costs current liability(a)	3	—

Total regulatory liabilities	$3,173	$2,824

(a)	Starting in 2007, these costs represent electricity and transmission costs recoverable (refundable) under ComEd’s ICC-approved rates. ComEd’s deferred energy costs are earning (paying) a rate of return. See Note 3 — Regulatory Issues.

(b)	To fulfill a requirement of the Settlement, ComEd entered into a five-year financial swap contract with Generation. Since the swap contract was deemed prudent by the Settlement Legislation, thereby ensuring that ComEd will be entitled to receive full recovery in rates, the changes in fair value each period are recorded by ComEd as a regulatory asset or liability. See Note 3 — Regulatory Issues.

The following table provides information regarding accumulated depreciation and the allowance for uncollectible accounts as of September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
Property, plant and equipment:
Accumulated depreciation	$1,620	$1,445
Accounts receivable:
Allowance for uncollectible accounts	35	20

ComEd has received counterparty collateral deposits of $2 million from suppliers under its supplier forward contracts for the procurement of electricity as of September 30, 2007.

11.	Related-Party Transactions

The financial statements of ComEd include related-party transactions as presented in the tables below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating revenues from affiliates
Generation(a)	$—	$2	$2	$6
ComEd Transitional Funding Trust	1	1	2	2

Total operating revenues from affiliates	$1	$3	$4	$8

Purchased power from affiliate
Generation(b)	$428	$907	$1,138	$2,363
Operating and maintenance from affiliates
Exelon Business Services Company (BSC)(c)	$46	$55	$141	$160
Interest expense to affiliates, net
ComEd Transitional Funding Trust	$6	$11	$21	$36
ComEd Financing II	3	4	10	10

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
ComEd Financing III	3	3	10	10

Total interest expense to affiliates, net	$12	$18	$41	$56

Equity in losses of unconsolidated affiliates
ComEd Funding LLC	$2	$2	$6	$8
Capitalized costs
BSC(c)	$21	$20	$54	$56
Cash contributions received from parent	$—	$—	$—	$23

	September 30, 2007	December 31, 2006
Receivables from affiliates (current)
ComEd Transitional Funding Trust(d)	$—	$17
Other	—	1

Total receivables from affiliates (current)	$—	$18

Mark-to-market derivative asset with affiliate (current)
Generation(e)	$9	$—
Investments in affiliates
ComEd Funding LLC	$(7)	$4
ComEd Financing II	10	10
ComEd Financing III	6	6

Total investments in affiliates	$9	$20

Receivable from affiliates (noncurrent)
Generation(f)	$1,955	$1,760
ComEd Transitional Funding Trust	15	14
Other	3	—

Total receivable from affiliates (noncurrent)	$1,973	$1,774

Mark-to-market derivative asset with affiliate (noncurrent)
Generation(e)	$121	$—
Payables to affiliates (current)
Generation(b)(g)	$55	$197
Exelon(h)	32	—
BSC(c)	25	10
ComEd Financing II	3	6
ComEd Financing III	—	4
Other	—	2

Total payables to affiliates (current)	$115	$219

Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust(d)	$355	$648
ComEd Financing II	155	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$716	$1,009

(a)	Starting in 2007, ComEd is no longer delivering electricity to Generation for Generation’s own use at its generation stations. In 2006, ComEd delivered and provided electricity to Generation.

(b)	ComEd’s full-requirements PPA, as amended, with Generation expired December 31, 2006. Starting January 2007, ComEd began procuring electricity from Generation under the supplier forward contract resulting from the reverse-auction procurement process. See Note 3 — Regulatory Issues for more information.

(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)	Amount includes a $17 million reallocation from prepaid interest to long-term debt. This reallocation did not have an impact on ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.

(e)	To fulfill a requirement of the Settlement, ComEd entered into a five-year financial swap with Generation. See Note 3 — Regulatory Issues.

(f)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct, whereby, to the extent the assets associated with decommissioning are greater than the applicable asset retirement obligation at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers.

(g)	ComEd is issuing rate relief credits to customers as part of the Settlement Legislation. As of September 30, 2007, ComEd has a $9 million receivable from Generation as Generation is funding a portion of the credits. See Note 3 — Regulatory Issues for additional information.

(h)	ComEd has a payable to Exelon under the Tax Sharing Agreement, which is partially offset by a receivable from Exelon for the allocation of tax benefits. See Note 8 — Income Taxes for additional information.

12.	Subsequent Events

Delivery Service Rate Case. On October 17, 2007, ComEd filed a request with the ICC seeking approval to increase its delivery service rates to reflect its continued substantial investment in delivery service assets since rates were last determined. If approved by the ICC, the total proposed increase of $361.3 million (or approximately $358.9 million adjusted for normal weather) in the annual revenue requirement, which was based on a 2006 test year, would increase an average residential customer bill by approximately 7.7%. ICC proceedings relating to the proposed delivery service rates will occur over a period of up to eleven months. ComEd cannot predict how much of the requested delivery service rate increase the ICC may approve, if any, when any rate increase may go into effect, or whether any approved rate increase that may eventually be approved will be sufficient for ComEd to adequately recover its costs when the increase goes into effect.